SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*



                           DELTA FINANCIAL CORPORATION
                                (Name of Issuer)



                                  COMMON STOCK
                         (Title of Class of Securities)



                                   247918 10 5
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                     Page 1 of 5 Pages

                                  SCHEDULE 13G

-----------------------------------------------------------------------------
CUSIP No.  247918 10 5                               Page   2   of   5  Pages
----------------------------------------------------------------------------

 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Sidney A. Miller Grantor Retained Annuity Trust

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                              (a)

                              (b) / X/


3  SEC USE ONLY

4  CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.

               5  SOLE VOTING POWER
                     1,962,774
NUMBER OF
 SHARES       6  SHARED VOTING POWER
BENEFICIALLY        0
  OWNED BY
   EACH
 REPORTING   7   SOLE DISPOSITIVE POWER
  PERSON
   WITH           1,962,774
            8   SHARED DISPOSITIVE POWER
                    0

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,962,774

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
     12.9%
12  TYPE OF REPORTING PERSON*
       OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                            Page  3   of   5   Pages


ITEM 1(A).                 NAME OF ISSUER.

                           Delta Financial Corporation


ITEM 1(B).                 ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES.

                           1000 Woodbury Road
                           Suite 200
                            Woodbury, New York 11797


ITEM 2(A).                 NAME OF PERSON FILING.

                           Sidney A. Miller Grantor Retained Annuity Trust


ITEM 2(B).                 ADDRESS OF PRINCIPAL BUSINESS OFFICE,
                           OR, IF NONE, RESIDENCE.

                           1000 Woodbury Road
                           Suite 200
                            Woodbury, New York 11797

ITEM 2(C).                 CITIZENSHIP.

                           U.S.A.


ITEM 2(D).                 TITLE OF CLASS OF SECURITIES.

                           Common Stock


ITEM 2(E).                 CUSIP NO.

                           247918 10 5


ITEM 3.                    Not Applicable.


ITEM 4.                    OWNERSHIP.

                           (a)      Amount Beneficially Owned:  1,962,774


                           (b)      Percent of Class:

                                       12.9%


                           (c)    Number of shares as to which such person has:

                                    (i)       Sole power to vote or to direct
                                               the vote:  1,962,774

                                    (ii)     Shared power to vote or to direct
                                             the  vote:  O

                                    (iii)    Sole power to dispose or to
                                             direct the  disposition of:
                                             1,962,774

                                    (iv)     Shared power to dispose or to
                                             direct the  disposition of:  0


ITEM 5.                    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                           Not Applicable.


ITEM 6.                    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
                           ANOTHER  PERSON.

                           Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           Not Applicable.


ITEM 8.                    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF
                           THE GROUP.

                           Not Applicable.


ITEM 9.                    NOTICE OF DISSOLUTION OF GROUP.

                           Not Applicable.


ITEM 10.                   CERTIFICATION.

                           Not Applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   FEBRUARY 21, 1997
                                                          Date

                                                   /s/ Marc E. Miller
                                                          Signature

                                                        Marc E. Miller
                                                        ATTORNEY-IN-FACT
                                                          Name/Title

                                POWER OF ATTORNEY


     The undersigned hereby appoints Marc E. Miller, as attorney-in-fact for the undersigned with authority to execute and deliver on behalf of the undersigned any and all documents (including any amendments thereto) required to be filed by the undersigned or otherwise executed and delivered by the undersigned pursuant to the Securities Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, all other federal, state and local securities and corporation laws, and all regulations promulgated thereunder.


Dated: February 18, 1997



                                                     SIDNEY A. MILLER GRANTOR
                                                     RETAINED ANNUITY TRUST


                                                     /s/ Sidney A. Miller
                                              ------------------------------
                                                     Sidney A. Miller, Trustee


                                                     /s/ Hugh I. Miller
                                              ------------------------------
                                                   Hugh I. Miller, Trustee